Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Announces New President and Chief Operating Officer

THE WOODLANDS, Texas, February 12, 2018 /PRNewswire/ -- TETRA Technologies, Inc. ("TETRA" or the "Company") (NYSE:TTI) today announced the appointment of Brady M. Murphy as President and Chief Operating Officer, effective immediately.  He reports to Stuart M. Brightman, Chief Executive Officer, and succeeds him as President.

“We are excited to have Brady join our leadership team,” said Stuart M. Brightman, TETRA’s Chief Executive Officer.  “Brady brings to TETRA the proven ability to execute growth and performance strategies, while always focusing on continuous improvement of operations, customer and employee relationships, profitability, and shareholder value.  We believe his wealth of global energy services and executive experience will be valuable to increasing our competitive position and our growth and development into the future.”

“I’m honored to join Stu and the TETRA team at this important time”, Mr. Murphy stated.  “The company has shown resilience through some challenging times for the industry and now is well positioned for growth. I am excited to work with the TETRA leadership team to build upon our strong foundation and further leverage innovation and technology to achieve global excellence and strong financial performance.”

Mr. Murphy has more than 35 years of global operations, engineering, manufacturing and business development experience in a variety of areas within the energy industry, including deepwater, mature fields and unconventional assets.

Most recently, Mr. Murphy served as Chief Executive Officer for Paradigm Group B.V. based in The Netherlands. Prior to this role, he served as part of the Halliburton Company executive management team in the position of Senior Vice President of Business Development and Marketing. His previous executive positions at Halliburton Company included: Senior Vice President Europe/Sub-Saharan Africa Region; Vice President Sperry Drilling Services; Vice President of Supply Chain and Management Systems; Vice President of Global Manufacturing; and Director, Product Sales Division.

Mr. Murphy earned a Bachelor of Science in Chemical Engineering from Pennsylvania State University, and is a graduate of Harvard Business School’s Advanced Management Program.  He is an active member of the Society of Petroleum Engineers and served as co-chairman of the 2010 SPE Intelligent Energy conference and Exhibition.

In accordance with NYSE requirements, the Company hereby discloses that its Board of Directors has authorized the grant to Brady Murphy of an employment inducement award of 502,513 shares of restricted stock, such grant to be effective on February 12, 2018, the date Mr. Murphy commenced employment with the Company.  Conditioned upon his continued employment with the Company, 50% of the shares of the restricted stock will vest on the first anniversary of the grant date of the award, 25% of the shares of the restricted stock will vest on the second anniversary of the grant date of the award, and 25% of the shares of the restricted stock will vest on the third anniversary of the grant date of the award.  If Mr. Murphy’s employment is terminated by the Company for reasons other than termination of him for cause or if Mr. Murphy resigns for good reason prior to the first anniversary date of the award, 50% of the shares of restricted stock granted under the award will immediately vest, and the remaining shares granted under the award will be forfeited.

Company Overview

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services, including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

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Investor Contact	Media Contact
TETRA Technologies, Inc.
The Woodlands, Texas	TETRA Technologies, Inc.
Stuart M. Brightman	The Woodlands, Texas
Chief Executive Officer	TETRA Media Line:
Phone: +1 281.367.1983	+1 281.364.5060
media@tetratec.com
www.tetratec.com	www.tetratec.com